Exhibit 23.6

CONSENT OF DIRECTOR-NOMINEE

This consent of director-nominee is delivered in connection with the registration statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) and the related prospectus of Brookfield Business Partners L.P. and Brookfield Business Corporation.

The undersigned consents to being named and described in the Registration Statement, the prospectus forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of Brookfield Business Corporation and the filing of this consent as an exhibit to the Registration Statement.

July 30, 2021	/s/ David Court

Name: David Court